Exhibit 10.3

THIS MANAGEMENT AGREEMENT (this “Agreement”) is dated as of the 2nd day of November, 2016, by and between NYMT Loan Financing, LLC, a Delaware limited liability company (the “Company”), and Headlands Asset Management, LLC, a California limited liability company (the “Manager”).
WHEREAS, the Company is a subsidiary of New York Mortgage Trust, a Maryland corporation (“NYMT”), that maintains its principal place of business in California and specializes in acquiring, owning and managing various mortgage related and financial assets; and
WHEREAS, the Company desires to retain the Manager to provide investment management services for the Company in the manner and on the terms set forth herein and the Manager wishes to be retained to provide such services.
NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Manager agree as follows:

1.	Definitions. Capitalized terms used in this Agreement, and not otherwise defined, shall have the respective meanings assigned to them below:
1.1.    “Adjusted Net Income” is defined as pre-tax net income (or loss) calculated in accordance with GAAP, excluding (1) all unrealized gains and losses, (2) depreciation and amortization of fixed assets and other capitalized costs, and (3) direct or allocated costs of overhead and general expenses, including but not limited to legal fees, investor relations expense and bank service charges, but including (1) all expenses paid to or on behalf of the Manager in connection with acquiring or managing the Investments, and (2) amortization of capitalized costs of Investments. For purposes of this calculation, interest expense will be calculated using the average Debt outstanding during the applicable Calculation Period (as defined in section 5.2.1) and the weighted average cost of funds for the actual Debt outstanding during the same Calculation Period.
1.2.     “Affiliate” means, when used with reference to a specified Person, any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with the specified Person.
1.3.    “Agreement” has the meaning set forth in the Preamble.
1.4.    “Ancillary Fees” is the total of Servicing Fees and Servicing Surveillance Fees.
1.5.    “Assets” means the aggregate net carrying value (in accordance with GAAP) of all Investments, specifically excluding (1) any unrealized gains or losses that have impacted net carrying value as reported in NYMT’s financial statements prepared in accordance with GAAP, regardless of whether such items are included in other comprehensive income or loss or in net income, (2) one-time events pursuant to changes in GAAP, (3) impairment reserves recorded but not realized if not included in unrealized gains or losses, and (4) certain non-cash items not otherwise described above, in each case, as mutually agreed between the Manager and Company but including borrower and servicer receivables directly related to the Investments.
1.6.    “Base Management Fee” has the meaning set forth in Section 5.1.1.
1.7.    “Calculation Period” has the meaning set forth in Section 5.2.1.
1.8.    “Company” has the meaning set forth in the Preamble.
1.9.    “Code” means the Internal Revenue Code 1986, as amended.
1.10.    “Compliance Requirements” has the meaning set forth in Section 2.1.
1.11.    “Control” (including the correlative meanings of the terms “Controls,” “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests or other equity interests, by contract or other means.
1.12.    “Debt” means the greater of (A) the net carrying value (in accordance with GAAP, excluding adjustments for unrealized gains or losses) of all third-party debt or liabilities secured by the Investments and (B) prior to termination of this Agreement, zero.
1.13.    “Deficit Adjustment” has the meaning set forth in Section 5.2.1. For avoidance of doubt, the application of the Deficit Adjustment mechanism will work as follows:
For the fourth fiscal quarter of each calendar twelve (12) month period during the term of this Agreement, the Incentive Management Fee shall be payable in an amount equal to the excess, if any, of (x) 35% of the dollar amount by which Adjusted Net Income attributable to the Investments during the calendar twelve (12) month period, before the Incentive Management Fee, exceeds the Hurdle Rate, less (y) the total Incentive Management Fees paid for the first three quarters of each such calendar twelve (12) month period during the term of this Agreement. If incentive fees paid during the first three quarters exceed the amount owed on an annual basis the excess will be considered prepaid incentive fees and will be deducted from future incentive fees owed to the Manager.
1.14.    “Effective Date” has the meaning set forth in Section 15.
1.15.    “Equity” means (A) Assets LESS (B) Debt.
1.16.    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
1.17.    “GAAP” means United States generally accepted accounting principles.
1.18.    “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.
1.19.    “Guidelines” has the meaning set forth in Exhibit A.
1.20.    “High Water Mark” has the meaning set forth in Section 5.2.1.
1.21.    “High Water Mark Shortfall” has the meaning set forth in Section 5.2.1.
1.22.    “Hurdle Rate” has the meaning set forth in Section 5.2.1.
1.23.    “Incentive Management Fee” has the meaning set forth in Section 5.2.1.
1.24.    “Independent Directors” means a director who is not affiliated, directly or indirectly, with the Manager or the Company, whether by ownership of, ownership interest in, employment by, or any material business or professional relationship with the Manager or the Company (other than solely in the capacity of a director of the Company).
1.25.    “Initial Term” has the meaning set forth in Section 9.1.
1.26.    “Investment Advisers Act” means the Investment Advisers Act of 1940, as amended from time to time.
1.27.    “Investments” means the (1) residential mortgage loans purchased pursuant to this Agreement, and (2) real estate or other assets owned due to the foreclosure or other liquidation of the mortgage loans described in (1) above.
1.28.    “Losses” has the meaning set forth in Section 5.4.
1.29.    “Management Fee” has the meaning set forth in Section 5.1.
1.30.    “Manager” has the meaning set forth in the Preamble.
1.31.    “NYMT” has the meaning forth in the recitals.
1.32.    “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
1.33.    “REIT” means real estate investment trust as defined under Section 856 of the Code.
1.34.    “Renewal Term” has the meaning set forth in Section 9.1.
1.35.    “Servicing Fee” means with respect to any Investment, 0.75% per annum of the unpaid principal balance calculated in the same manner as described in Section 5.3.
1.36.    “Servicing Surveillance Fee” has the meaning set forth in Section 5.3.

1.37.    “Termination Date” means the date on which the Manager ceases to provide services.
1.38.     “Termination Notice” has the meaning set forth in Section 9.4.1
1.39.    “Third Parties” has the meaning set forth in Section 3.2.

2.	General Duties of the Manager.
2.1.    Services to be Provided by the Manager. The Manager will provide the Company with investment management services in accordance with the terms and conditions contained in this Agreement and other applicable laws and regulations. Under this Agreement, the Manager shall manage the Investments sourced by the Manager which are owned directly or indirectly by the Company or its Affiliates, subject to the written investment guidelines set forth in Exhibit A to this Agreement (the “Guidelines”) and the other terms and conditions in this Agreement, and is hereby appointed the Company’s agent and Attorney-in-Fact for that purpose. As such, the Manager is authorized to perform the following relating to the Investments, at the Company’s expense, without further approval from the Company, except as expressly required by this Agreement or as required by law: (i) to make investment decisions; (ii) to buy, sell and otherwise trade in residential loans and (iii) to select brokers or dealers to execute residential loan transactions. Residential loans purchased pursuant to this Agreement may be held of record in the name of the Company or any of its Affiliates or one or more trustees, participation agents or other entities for the benefit of the Company and its Affiliates, as the Company may from time to time determine and advise the Manager. Notwithstanding the foregoing, the Manager’s activities hereunder shall at all times be subject to modification at the Company’s direction to ensure NYMT’s continuous compliance with applicable requirements under the United States Internal Revenue Code and the rules and regulations thereunder for NYMT to maintain its status as a REIT and under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the rules and regulations thereunder for NYMT and its subsidiaries to maintain their exemption from regulation as an investment company (collectively, the “Compliance Requirements”). The Manager shall be responsible solely for the Investments and shall have no duty to inquire into or review the management or investment of other assets of Company and its Affiliates. The Manager agrees to perform its duties set forth herein in good faith and in accordance with commercially reasonable standards, including, without limitation:
2.1.1.    serving as the Company’s consultant with respect to the formulation of the Guidelines and any modifications thereto, which shall be negotiated and approved in good faith by each of the Manager and the Company, and other policies for approval by the Company. The Guidelines set forth in Exhibit A hereto, including any modifications directed by the Company in order to satisfy the Compliance Requirements, shall be applied at the time a transaction is entered into, regardless of later market movements, and shall not be deemed breached as a result of changes in the value or status of an investment following its acquisition;
2.1.2.    investigating, analyzing and selecting possible investment opportunities;
2.1.3.    representing the Company in connection with the purchase, sale, commitment to purchase or sell seasoned residential whole loans and other assets that meet in all material respects the Company’s Guidelines, and managing the Investments;

2.1.4.    making available to the Company price information, statistical and economic research, data and analysis regarding the Company’s activities and the services performed for the Company by the Manager to the best of their ability;
2.1.5.    investing any of the Company’s money allocated to investments in accordance with the Company’s Guidelines;
2.1.6.    advising the Company in connection with investment and related policy decisions to be made by it;
2.1.7.    assisting the Company in qualifying to do business in all applicable jurisdictions and assisting the Company with obtaining and maintaining all appropriate licenses in respect of its business activities under this Agreement;
2.1.8.    assisting the Company to retain qualified experts as and when needed;
2.1.9.    assisting the Company in its compliance with all federal, state and local regulatory requirements applicable to the Company and its Affiliates in respect of its business activities under this Agreement, including disclosure associated with periodic reporting under the Exchange Act;
2.1.10.    assisting the Company and its Affiliates, if reasonably requested by the Company, in their compliance with federal, state and local tax filings and reports in respect of its business activities under this Agreement;
2.1.11.    recommending and overseeing one or more third party mortgage servicers or directly servicing the underlying residential mortgage loan Investments in compliance with current federal, state and local requirements;
2.1.12.    monitoring the operating performance of the Investments and providing periodic reports with respect thereto to the Company, including comparative information with respect to such operating performance and budgeted or projected operating results;
2.1.13.    in respect of the Company’s business activities under this Agreement, assisting the Company with the resolution of all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations hereunder, subject to the request and approval of the Company; and
2.1.14.    causing expenses incurred by or on behalf of the Company, in respect of the Company’s business activities under this Agreement, to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Company from time to time to which the Manager has been notified.

2.2.    Obligations of the Manager; Restrictions.
2.2.1.    Verify Conformity with Acquisition Criteria. The Manager shall refrain from any action on behalf of the Company that does not comply with the Guidelines adopted by the Company as in effect from time to time during the term hereof. The Company will periodically review the Guidelines and the Company’s portfolio of Investments, each in consultation with the Manager, but may not review each proposed investment. If the Company determines in its periodic review of transactions that a particular transaction does not comply with the Guidelines, then the Company will consider what corrective action, if any, can be taken and the Manager will undertake such corrective action as directed by the Company.
2.2.2.    Restrictions. The Manager acknowledges that NYMT intends to conduct its operations in accordance with the Compliance Requirements and the Manager agrees to use commercially reasonable efforts to cooperate with NYMT’s efforts to conduct its operations in accordance with the Compliance Requirements. Such cooperation will include refraining from any action which, in the Manager’s sole judgment made in good faith in consultation with NYMT’s legal counsel, (A) would adversely affect the status of NYMT or, if applicable, any Affiliate of NYMT as a REIT, (B) would adversely affect NYMT’s, or any NYMT Affiliates’, exclusion from status as an investment company under the Investment Company Act, (C) is not in compliance with the Guidelines (unless otherwise consented to by the Company in writing) or (D) would violate any material law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any of its Affiliates or which would otherwise not be permitted by the Company’s or such Affiliate’s Governing Instruments or any agreements provided to the Manager. If the Manager is directed to take any such action by the Company (including, without limitation, any corrective action directed to be taken pursuant to Section 2.2.1), the Manager shall promptly notify the Company of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments; operating policies adopted by the Company; or any agreements provided to the Manager.
2.2.3.     Interested Transactions. Except as set forth in this Agreement, the Manager shall not (i) consummate any transaction which would involve the acquisition by the Company of an asset in which the Manager or any Affiliate thereof has an ownership interest or the sale by the Company of an asset to the Manager or any Affiliate thereof, or (ii) cause the Company to pay, or become liable to the Manager for, any amounts not specifically provided for herein, unless such transaction or action, as the case may be and in each case, is approved by the Company.
2.2.4.    Portfolio Transactions. In placing portfolio transactions and selecting brokers or dealers, the Manager shall obtain on behalf of the Company commercially reasonable terms. In assessing commercially reasonable terms for any transaction, the Manager shall consider all factors it deems relevant, including the breadth of the market in the residential loans, the price of the residential loans, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.
2.2.5.    Reports. The Manager shall prepare regular reports for the Company to enable the Company to review its acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the investment criteria and policies approved by the Company. (See Section 4.2 and 4.3 for further detail)
2.2.6.    Insurance Coverage. The Manager shall maintain reasonable and customary “errors and omissions” insurance coverage and other customary insurance coverage. The premium for such insurance shall be paid by the Manager or its Affiliates.
2.3.    Cooperation of the Company. The Company agrees to take all actions reasonably required to permit the Manager to carry out its duties and obligations under this Agreement. The Company further agrees to make available to the Manager all materials reasonably requested by the Manager to enable the Manager to satisfy its obligations to the Company. Upon request by the Manager and provided funds have been allocated by the Company to Investments, the Company agrees to use its commercially reasonable efforts to make such funds available to the Manager to fund any Investment that satisfies the Guidelines.

3.	Devotion of Time; Additional Activities of the Manager and its Affiliates.
3.1.    Devotion of Time. The Manager will devote such of its time in connection with the investment management services to be provided hereunder as the Manager reasonably deems necessary and appropriate to perform fully its obligations hereunder.
3.2.    Other Activities; Competition. The Manager, or any Affiliate of the Manager, may act as manager for any other persons, firms or corporations other than the Company (hereinafter collectively referred to as “Third Parties”), the investment objectives or policies of which may or may not be similar to those of the Company. The Manager or any such Affiliate may buy, sell or trade any mortgage loans, securities, commodities or real estate for the Manager’s own accounts or for the accounts of others for whom the Manager or any such Affiliate may be acting.
Notwithstanding the foregoing, the Manager is prohibited from advising Third Parties that are operating as a REIT or public REIT, other than the Company and its Affiliates, with respect to any investment opportunity that falls within the Guidelines unless (i) the Company specifically refuses to fund such specific investment opportunity in writing, (ii) the Company refuses to allocate capital for investment opportunities that fall within the Guidelines and are sourced or managed by the Manager for 120 days after such allocation has been requested by the Manager in writing, (iii) the Company makes a statement in writing that it is no longer willing to allocate capital for investment opportunities managed by the Manager, (iv) the Company makes a statement in writing to waive such condition, or (v) the aggregate amount of capital investments of any such Third Party REIT or public REIT for which the Manager is providing advice is less than $25 million.

Notwithstanding the foregoing, nothing herein shall prohibit the Manager from advising any Third Parties on investments that are outside of the Guidelines.

If the Company and the Manager are unable in good faith to reach agreement on any changes to the Guidelines pursuant to Section 2.1.1 hereof within 60 days following the commencement of negotiations related thereto the restrictions set forth in this section shall have no further force or effect. The Manager will continue to use its best judgment and effort in rendering services and, in furtherance of the foregoing, the Manager shall not undertake activities which, in its good faith judgment, will substantially and adversely affect the performance of its obligations under this Agreement.

3.3.    Allocation of Investment Opportunities and Aggregation Policy.
3.3.1.    Allocation of Investment Opportunities. The Company and the Manager agree that to the extent the Manager provides management services to Third Parties with investment objectives similar to the Company, and the Manager identifies an investment opportunity or opportunities suitable for the Company and one or more Third Parties, and such investment is of a size that requires an allocation of such investment between the Company and one or more Third Parties, the Manager will allocate such investment in a fair and equitable manner and will take into account the following considerations: (i) the primary investment strategy and the particular stage in portfolio development within each company managed by the Manager; (ii) the effect of the potential acquisition on the diversification of each company’s portfolio’s investments by coupon, purchase price, size, prepayment characteristics, and leverage; (iii) the cash requirements of each company’s portfolio; (iv) the anticipated cash flow of each company’s portfolio; and (iv) the amount of funds available to each company’s portfolio and the length of time such funds have been available for investment. The parties hereto acknowledge that information and recommendations provided by the Manager to the Company may be different from the information and recommendations supplied by the Manager or its Affiliates to Third Parties. The Manager will notify the Company prior to making any trade in connection with an allocation decision by the Manager to allocate investment opportunities between the Company and any Third Parties.
3.3.2.    Aggregation Policy. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager to any Third Parties. The parties hereto agree that (i) the Manager may not aggregate transactions by the Company and other clients of the Manager and its affiliates in circumstances where the Manager reasonably believes such aggregation would result in best execution without prior approval from the Company, (ii) each account’s books and records will separately reflect, where orders are aggregated, the loans held by and bought and sold for each account, and (iii) funds of participating accounts whose orders are aggregated will be deposited with one or more banks or broker/dealers, and any cash attributable to the accounts will not be held collectively for the respective owners any longer than is commercially necessary to settle the purchase or sale in question on a delivery versus payment basis.

4.	Records; Confidentiality.
4.1.    Records. The Manager shall maintain appropriate books of account and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Affiliate of the Company at any time during normal business hours. Except in the ordinary course of business of the Company, the Manager shall keep confidential any and all information it obtains from time to time in connection with the services it renders under this Agreement and shall not disclose any portion thereof to non-affiliated third parties, except with the prior written consent of the Company.
4.2.    Ad Hoc Reports. The Manager shall provide within an industry acceptable timeframe diligence, servicing and exception reports produced by a third party that was hired by the Manager and billed to the Company for reimbursement or direct payment.
4.3.    Manager Reports. The Manager will provide the reports detailed in Exhibit C on the prescribed delivery time period as set forth in Exhibit C. Failure to deliver the reports on the prescribed time periods will result in the suspension of the monthly fees owed to the Manager until the reports are delivered.

5.	Compensation of the Manager.
5.1.    Base Management Fee.
5.1.1.    The Manager shall earn a Base Management Fee for each month during the Initial Term and for each month during the Renewal Term that shall be calculated and paid monthly, equal to 1/12th of 1.50% (per annum) of Equity (such amount being hereinafter referred to as, the “Base Management Fee”). For purposes of calculating the Base Management Fee, Equity shall be determined as of the last day of the prior month. The Manager shall compute the Base Management Fee within fifteen (15) business days after the beginning of each month and shall promptly deliver such calculation to the Company for review. The Company is obligated to pay any undisputed portion of the Base Management Fee within five (5) business days following the delivery to the Company of the Manager’s written statement setting forth the computation of the Base Management Fee for such month.
5.2.    Incentive Management Fee.
5.2.1.    The Manager will be entitled to a quarterly incentive fee (the “Incentive Management Fee”) that shall be calculated quarterly and payable within 60 days after the end of each fiscal quarter during the term of this Agreement. The Incentive Fee (which shall be calculated in the manner described in this section and as illustrated in Exhibit B) shall be subject to a high water mark of 5% return on Equity (the “High Water Mark”), and shall be payable with respect to each of the first three fiscal quarters during each calendar twelve (12) month period during the term of this Agreement in an amount equal to (1) the excess, if any, of the dollar amount by which Adjusted Net Income on an annualized basis for such quarter and before the Incentive Fee, exceeds an annualized 12.0% rate of return on Equity (the “Hurdle Rate”), times (ii) 35%, and after adjusting for any carried forward excess (“Deficit Adjustment”) from the previous quarters as described in Section 5.2.2. For the fourth fiscal quarter of each calendar twelve (12) month period during the term of this Agreement, the Incentive Management Fee shall be payable in an amount equal to the excess, if any, of (x) 35% of the dollar amount by which Adjusted Net Income attributable to the Investments during the calendar twelve (12) month period, before the Incentive Management Fee, exceeds the Hurdle Rate, less (y) the total Incentive Management Fees paid for the first three quarters of each such calendar twelve (12) month period during the term of this Agreement. If incentive fees paid during the first three quarters exceed the amount owed on an annual basis the excess will be considered prepaid incentive fees and will be deducted from future incentive fees owed to the Manager. The return on equity for each calendar quarter (“Calculation Period”) shall be determined by dividing (A) the Adjusted Net Income for the Calculation Period by (B) average Equity during the Calculation Period.
5.2.2.    Any Incentive Management Fee payment will be subject to the High Water Mark. Like the Hurdle Rate, which is calculated on a calendar twelve (12) month basis, the High Water Mark is calculated on a calendar twelve (12) month basis and shall reset every twenty-four (24) months. To the extent there was a shortfall of Adjusted Net Income in the prior year’s High Water Mark calculation, the Manager is required to recoup the dollar amount of the shortfall before it can receive an Incentive Management Fee. For example, if in the first calculation year, the Company earns an annualized return on Equity of 3%, which is 2% short of the High Water Mark, and this 2% deficit is equivalent to a dollar amount of $2 million, the Manager would have to earn net profit of $2 million in subsequent quarters to get above the High Water Mark before it would be eligible again to receive an Incentive Management Fee. This is independent of the new High Water Mark, which will have to be reached in the following calendar years. An illustration of how the High Water Mark is calculated is included on Exhibit B. The Deficit Adjustment means the amount of incentive fee paid quarterly during any calendar year that exceeds the amount of the year to date or annual incentive for the calendar year. The Deficit Adjustment will be carried forward to future quarters in that calendar year and, if necessary, future calendar years, as a reduction of the incentive fee owed until the Deficit Adjustment is reduced to zero. The Deficit Adjustment amount is calculated separately from the High Water Mark.
5.3.    Servicing Surveillance Fee. The Manager shall earn a Servicing Surveillance Fee of 0.50% (per annum). The Servicing Surveillance Fee will be payable monthly on or before the tenth (10th) business day of each month calculated by multiplying 1/12th of the annual Servicing Surveillance Fee times the Interest Bearing Unpaid Principal Balance (“UPB”) as of the opening of business on the first (1st) day of the preceding month.
5.4.    Fee Offset. In the event the Company incurs, accrues or otherwise suffers any losses under GAAP (“Losses”) as a result of the Manager’s (i) failure to materially adhere to the Company’s Guidelines or (ii) material breach of any term or condition hereof, without limiting any other rights and remedies the Company may have in law or in equity against the Manager, any Management Fee that would otherwise be due and owing hereunder (whether accrued and unpaid or in the future) shall be offset against the amount of such Losses on a dollar for dollar basis.
5.5.    Ancillary Fees. In no case will the Ancillary Fees exceed 1.25% (per annum) calculated in the same manner as the Servicing Surveillance Fee as described in section 5.3.

6.	Expenses of the Manager and the Company.
6.1.    Expenses of the Manager. Without regard to the compensation received under this Agreement by the Manager, the Manager shall bear the following expenses:

6.1.1.    employment expenses of the personnel employed by the Manager and/or its Affiliates, including, but not limited to, salaries, wages, payroll taxes and the cost of employee benefit plans of such personnel.
6.1.2.    rent, telephone, utilities, office furniture, equipment, machinery, and other office expenses of the Manager and/or its Affiliates.
6.2.    Expenses of the Company. The Company or any Affiliate of the Company shall pay all of its expenses under this Agreement except those that are the responsibility of the Manager pursuant to Section 6.1 of this Agreement, and without limiting the generality of the foregoing, it is specifically agreed that the following expenses of the Company or any Affiliate of the Company shall be paid by the Company and shall not be paid by the Manager or Affiliates of the Manager:
6.2.1.    expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of Investments, including those expenses that would customarily be capitalized as part of the Investment and costs associated with the identification of potential investments and performance of due diligence investigations thereon;
6.2.2.    the compensation and expenses of the Company’s directors and officers and the cost of liability insurance to indemnify the Company’s directors and officers;
6.2.3.    costs associated with the establishment and maintenance of any of the Company’s credit or other indebtedness (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings;
6.2.4.    expenses connected with communications to holders of the Company’s securities or of its Affiliates and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company or its Affiliates to any transfer agent and registrar in connection with the listing and/or trading of the Company’s or its Affiliate’s stock on any exchange, the fees payable by the Company or its Affiliates to any such exchange in connection with its listing, costs of preparing, printing and mailing of the Company’s or its Affiliates annual report to its stockholders and proxy materials with respect to any meeting of the stockholders;
6.2.5.    costs associated with any computer software or hardware, electronic equipment or purchased information technology or analytical services from third-party vendors to the extent used for the Company and approved in advance by the Company;
6.2.6.    expenses incurred by the Manager for reasonable travel on the Company’s behalf and other reasonable out-of-pocket expenses incurred by personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an Investment;

6.2.7.    costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses to the extent used for the Company and approved in advance by the Company;
6.2.8.    compensation and expenses of the Company’s custodian and transfer agent, if any;
6.2.9.    the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;
6.2.10.    all taxes and license fees;
6.2.11.    costs and expenses incurred in contracting with third parties, including Affiliates of the Manager;
6.2.12.    all other costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;
6.2.13.    expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for the Company or its investments separate from the office or offices of the Manager;
6.2.14.    expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Company or any Affiliate to or on account of holders of the Company’s securities or of its Affiliates, including, without limitation, in connection with any dividend reinvestment plan; and
6.2.15.    any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company, or against any trustee, director, partner, member or officer of the Company in his or her capacity as such for which the Company is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency.
6.3.    Expense Reports; Reimbursement to the Manager. The Manager shall prepare a report documenting the reimbursable expenses incurred by the Manager on behalf of the Company during each month, and shall deliver such statement to the Company within fifteen (15) business days after the end of each calendar month. Undisputed expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager on the last day of the month in which such report is properly submitted. In the event the Company and the Manager are unable to reach agreement regarding any expenses submitted by the Manager hereunder within 60 days following the Manager’s submission of such expenses pursuant to this Section 6.3, the Company and the Manager agree to submit such disputed expenses to a single, qualified and independent arbitrator, whose appointment shall be agreed upon between the parties, or failing agreement within fourteen (14) days, after either party has given to the other a written request to concur in the appointment of an arbitrator, by an arbitrator to be appointed by the President or a Vice President of the Chartered

Institute of Arbitrators. The Company and the Manager hereby agree to evenly split the cost associated with the appointment of any such arbitrator.

7.	Limits of Manager Responsibility.
The Manager assumes no responsibility under this Agreement other than to render the services specifically called for under this Agreement and shall not be responsible for any action of the Company in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 2.2.2 of this Agreement. The Manager, its managers, officers, members and employees will not be liable to the Company, any issuer of Investments, any Affiliate of the Company, its stockholders or any of its Affiliate’s stockholders or the Independent Directors for any acts or omissions, errors of judgment or mistakes of law by the Manager, its managers, officers, members or employees under or in connection with this Agreement, except by reason of acts or omissions, errors of judgment or mistakes of law constituting willful misconduct, gross negligence or fraud. The Company shall reimburse, indemnify and hold harmless the Manager, its managers, officers, members and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, attorneys’ fees) in respect of or arising from any acts or omissions, errors of judgment or mistakes of law of the Manager, its managers, officers, members and employees made in the performance of the Manager’s duties under this Agreement or pursuant to any underwriting agreement or similar agreement to which Manager is a party in connection with any debt or equity sales of the Company’s securities and not constituting willful misconduct, gross negligence or fraud. The Manager shall be further indemnified by the Company as an agent of the Company to the maximum extent permissible in accordance with the terms of the Company’s Governing Instruments.
The Manager shall reimburse, indemnify and hold harmless the Company and its Affiliates and their members, managers, directors, officers, employees and stockholders (the “Company Indemnitees”) from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, attorneys’ fees) in respect of or arising from the Manager’s willful misconduct, gross negligence or fraud except where the Company or any Company Indemnitee is guilty of willful misconduct, gross negligence or fraud.

8.	No Joint Venture.
The Company and the Manager are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on any of them. The Manager is an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Company.

9.	Term; Renewal; Termination.
9.1.    Term. This Agreement shall commence on the Effective Date and shall continue in force until the first anniversary of the Effective Date (the “Initial Term”) and thereafter shall be automatically extended for additional one (1) year terms (each, a “Renewal Term”) without further action unless one party delivers written notice of non-renewal (“Termination Notice”) to the other party at least 180 days prior to the end of the then-applicable term.
9.2.    Termination by the Manager.
9.2.1.    The Manager may terminate the Agreement if (i) the Company becomes an investment company under the Investment Company Act or (ii) the Manager declines to renew the Agreement by providing the Company with 180 days’ prior written notice. In the event this Agreement is terminated pursuant to this Section 9.2.1, from and after the Termination Date, the Manager will not be entitled to receive any compensation in accordance with the terms of this Agreement other than compensation agreed upon by the Company and the Manager will be entitled to receive compensation described herein relating to periods prior to the Termination Date.
9.2.2.    The Manager may terminate the Agreement, if the Company has breached this Agreement in any material respect, the Manager provides 30 days’ written notice of such breach and the Company fails to cure such breach within 30 days of receiving written notice. In the event this agreement is terminated pursuant to this Section 9.2.2, the Manager is entitled to receive the compensation herein described related to Investments sourced by the Manager until such Investments are liquidated.
9.3.    Termination by Company for Cause. At the option of the Company, this Agreement shall be and become terminated upon 30 days’ written notice of termination from the Company to the Manager if any of the following events shall occur (termination for any of such events shall constitute termination for “Cause”):
9.3.1.    the Manager has breached this Agreement in any material respect and, after written notice of such violation from the Company, the Manager has failed to cure such breach within 30 days;
9.3.2.    the Manager engages in any act of fraud or embezzlement against the Company,
9.3.3.    there is an event of any gross negligence or willful misconduct on the part of the Manager in the performance of its duties under this Agreement that is materially detrimental to the Company;
9.3.4.    the Manager dissolves (unless the Company has previously approved a successor);
9.3.5.    if Mieko Willoughby ceases to be a full-time employee of the Manager or its Affiliates (or any of its or their successors or assigns).
9.3.6.    the Manager undergoes a Change of Control without consent of the Company; or
9.3.7.    there is entered an order for relief or similar decree or order with respect to the Manager by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws; or the Manager (i) ceases, or admits in writing its inability, to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (ii) applies for, or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Manager or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Manager and continue undismissed for 30 days; (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such end are instituted against the Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for 30 days or result in adjudication of bankruptcy or insolvency; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 30 days; provided, however, that in the event the Manager becomes the subject of a case under federal bankruptcy or similar federal or state laws and remains in possession of its property and continues to operate its business (as a debtor in possession or otherwise), the Company shall not have the option to terminate this Agreement unless the Independent Directors determine in good faith that as a result of such proceeding the Manager cannot reasonably be expected to fulfill its obligations under this Agreement. If any of the events specified in this Section shall occur, the Manager shall give prompt written notice thereof to the Company upon the happening of such event.
9.3.8.    In the event this Agreement is terminated pursuant to this Section 9.3, from and after the Termination Date, the Manager will not be entitled to receive any compensation in accordance with the terms of this Agreement other than compensation agreed upon by the Company and the Manager will be entitled to receive compensation described herein relating to periods prior to the Termination Date.
9.4.    Other Termination Provisions.
9.4.1.    Negative Return on Equity. In the event the Company realizes a negative 15% return on Equity in any fiscal year, as defined in Section 5.2.1, the Company may terminate the Agreement by written notice to the Manager within 180 days following the fiscal year in which such negative return was realized. In the event this Agreement is terminated pursuant to this Section 9.4.1, from and after the Termination Date, the Manager will not be entitled to receive any compensation in accordance with the terms of this Agreement other than compensation agreed upon by the Company and the Manager will be entitled to receive compensation described herein relating to periods prior to the Termination Date.
9.4.2.    Termination pursuant to Section 9.1 or Section 9.2.2. Notwithstanding any provision to the contrary herein, in the event the Company terminates this Agreement pursuant to Section 9.1 or the Manager terminates this Agreement pursuant to Section 9.2.2. (each such termination a “Qualified Termination”), the Manager shall continue to manage all Investments sourced by the Manager and held by the Company at time of Termination Notice until such Investments are liquidated and to continue to be entitled to the compensation described herein.
9.4.3.    Right of First Refusal Upon Termination. If this Agreement is terminated pursuant to a Qualified Termination, the Manager shall have the exclusive right of first refusal on an ongoing basis in accordance with of this Section 9.4.3, to purchase or arrange for purchase any of the Investments, other than investment-grade securities, that existed at the time of Termination Notice (the “ROFR Investments”). Upon effectiveness of the foregoing sentence, in the event the Company receives a bone fide third party offer to purchase any ROFR Investment, the Company shall provide the Manager with written notice thereof detailing the terms of such sale. The Manager shall have 180 days following receipt of such written notice to exercise its right of first refusal and notify the Company of its intent to purchase or arrange for purchase the subject ROFR Investment and to close on the purchase of the subject ROFR Investment on the same terms, time periods and conditions as set forth in the Company’s written notice to the Manager. In the event the Manager fails to exercise its right of first refusal and consummate a purchase the ROFR Investment within the time period stipulated in the immediately preceding sentence, the Company may sell the subject ROFR Investments to a third party on the same terms and conditions as were set forth in the original notice to the Manager within 180 days after the expiration of the aforesaid time period. If the Company does not sell the ROFR Investments within such 180 day period, the Company shall again comply with the terms hereof prior to any such sale of the ROFR Investments at a later date. Any investments encumbered by a financing transaction with a maturity greater than one year that are transferred to the lender in connection with a default under such financing arrangement shall not be considered a ROFR Investment. Notwithstanding any provision to the contrary in this Section 9.4.3, the Company shall not solicit or accept any third party offers to purchase any ROFR Investment that would cause the aggregate of such offers accepted and notified to the Manager as above provided during any six (6) month period following the time of Termination Notice to exceed fifty percent (50%) of the aggregate of the ROFR Investments on the Termination Date.

10.	Assignments.
This Agreement shall terminate automatically in the event of its assignment, by operation of law or otherwise, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to an entity which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

11.	Action Upon Termination.
Upon termination of this Agreement, the Manager shall forthwith:
11.1.    after deducting any accrued and earned compensation, including Base Management Fees not subject to offset in accordance with Section 5.4, Incentive Management Fees, Servicing Surveillance Fees, Ancillary Fees and reimbursement for its expenses to which it is then entitled, pay over to the Company or any subsidiary of the Company all money collected and held for the account of the Company or any Affiliate of the Company pursuant to this Agreement;
11.2.    deliver to the Company a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Company or any Affiliate of the Company; and
11.3.    deliver to the Company all property and documents of the Company or any Affiliate of the Company then in the custody of the Manager.

12.	Release of Money or Other Property Upon Written Request.
The Manager agrees that any money or other property of the Company or any Affiliate of the Company held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or such Affiliate, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Affiliate. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Affiliate of the Company any money or other property then held by the Manager for the account of the Company or any Affiliate of the Company under this Agreement, the Manager shall release such money or other property to the Company or such Affiliate of the Company within a reasonable period of time, but in no event later than the later to occur of (i) three (3) business days following such request and (ii) the earliest time following such request that remittance will not cause the Manager to violate any law or breach any agreement to which it or the Company is a party. The Manager shall not be liable to the Company, any Affiliates of the Company, the Independent Directors, or the Company’s or its Affiliates’ stockholders for any acts performed or omissions to act by the Company or any Affiliate of the Company in connection with the money or other property released to the Company or any Affiliate of the Company in accordance with this Section 12 and not constituting willful misconduct, gross negligence or fraud. The Company and any Affiliate of the Company shall indemnify the Manager, its managers, officers, members and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, attorneys’ fees), which arise in connection with the Manager’s release of such money or other property to the Company or any Affiliate of the Company in accordance with the terms of this Section 12 unless such expenses, losses, damages, liabilities, demands, charges and claims arise in connection with acts or omissions which constitute willful misconduct, gross negligence or fraud. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 7 of this Agreement.

13.	Representations and Warranties.
13.1.    The Company in Favor of the Manager. The Company hereby represents and warrants to the Manager as follows:
13.1.1.    Due Incorporation or Formation. The Company is duly organized, validly existing and in good standing in the State of Delaware, and has the power to own its assets and to transact the business in which it is engaged.
13.1.2.    Power and Authority. The Company has the power and authority to execute, deliver and perform this Agreement and all obligations required under this Agreement and has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required under this Agreement. Except as shall have been obtained, no consent of any other person, including, without limitation, stockholders, partners and creditors, as applicable, of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required under this Agreement. This Agreement has been, and each instrument or document required under this Agreement will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required under this Agreement when executed and delivered under this Agreement will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.
13.1.3.    Execution, Delivery and Performance. The execution, delivery and performance of this Agreement and the documents or instruments required under this Agreement will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by, either of the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.
13.2.    Manager In Favor of Company. The Manager hereby represents and warrants to the Company as follows:
13.2.1.    Due Formation. The Manager is duly organized, validly existing and in good standing under the laws of the State of California, has the limited liability company power to own its assets and to transact the business in which it is now engaged. The Manager does not do business under any fictitious business name.
13.2.2.    Power and Authority. The Manager has the limited liability company power and authority to execute, deliver and perform this Agreement and all obligations required under this Agreement and has taken all necessary limited liability company action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required under this Agreement. Except as shall have been obtained, no consent of any other person including, without limitation, members and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required under this Agreement. This Agreement has been and each instrument or document required under this Agreement will be executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required under this Agreement when executed and delivered under this Agreement will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.
13.2.3.    Execution, Delivery and Performance. The execution, delivery and performance of this Agreement and the documents or instruments required under this Agreement will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the governing instruments of, or any securities issued by, the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage indenture, lease, contract or other agreement, instrument or undertaking.

14.	Notices.
Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when (1) delivered by hand, (2) otherwise delivered against receipt therefor, or (3) upon actual receipt of registered or certified mail, postage prepaid, return receipt requested. The parties may deliver to each other notice by electronically transmitted facsimile copies, provided that such facsimile notice is followed within twenty-four (24) hours by any type of notice otherwise provided for in this Section 14. Any notice shall be duly addressed to the parties as follows:

(a)	If to the Company:
NYMT Loan Financing, LLC
765 Baywood Drive, Suite 340
Petaluma, CA 94954

with a copy to:

New York Mortgage Trust, Inc.
275 Madison Avenue
New York, NY 10016
Attention: Steven Mumma
Email:    smumma@nymtrust.com

Vinson & Elkins LLP
2200 Pennsylvania Avenue NW
Suite 500 West
Washington D.C. 20037-1701
Attention: Christopher C. Green
Email:    cgreen@velaw.com

(b)	If to the Manager:
Headlands Asset Management, LLC
405 Park Avenue
New York, NY 10022
Attention: Mieko Willoughby
Email:    mieko.willoughby@headlands.us

Headlands Asset Management, LLC
765 Baywood Drive, Suite 340
Petaluma, CA 94954
Attention: Kristen Decker
Email: Kristen.decker@headlands.us

With a copy to:

Weintraub Tobin
475 Sansome Street, Suite 1800
San Francisco, CA 94111
Attention: Phil R. Pollock
Email: PPollock@weintraub.com

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 14 for the giving of notice.

15.	Effective Date
The provisions set forth in this Agreement shall take effect as of July 1, 2016, “the Effective Date”.

16.	Binding Nature of Agreement; Successors and Assigns.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided in this Agreement.

17.	Entire Agreement.
This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

18.	Controlling Law.
This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other jurisdiction’s conflict of law provisions to the contrary.

19.	Indulgences, Not Waivers.
Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

20.	Titles Not to Affect Interpretation.
The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

21.	Execution in Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

22.	Gender.
Words used herein regardless of the number and gender specifically used shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

23.	Attorneys’ Fees.
Should any action or other proceeding be necessary to enforce any of the provisions of this Agreement or the various transactions contemplated hereby, the prevailing party will be entitled to recover its actual reasonable attorneys’ fees and expenses from the non- prevailing party.

24.	Amendments.
This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by all of the parties. The parties hereto expressly acknowledge that no consent or approval of the Company’s members is required in connection with any amendment, modification or change to this Agreement.

25.	Authority.
Each signatory to this Agreement warrants and represents that he is authorized to sign on behalf of and to bind the party on whose behalf he, she or it is signing.
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date written above.

Headlands Asset Management, LLC By: _____________________________ Name: Title:

NYMT Loan Financing, LLC

By:
Name:
Title:

EXHIBIT A
Investment Guidelines
Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Management Agreement, dated as of November 2, 2016, as may be amended from time to time (the “Management Agreement”), by and between NYMT Loan Financing, LLC., a Delaware limited liability company (the “Company”) and Headlands Asset Management, LLC, a California limited liability company (the “Manager”).
Guidelines

HEADLANDS' PERFORMING LOAN INVESTMENT CRITERIA

CATEGORY:	INDIVIDUAL LOAN TRAITS:	TARGETED POOL PROFILE:	EXCLUSIONS:

LIEN	IST LIEN RESIDENTIAL ONLY	IST LIEN RESIDENTIAL ONLY	NO 2ND LIENS
PRODUCT	JUMBO-A, ALT-A, SUBPRIME FIXED RATE, ADJUSTABLE RATE, BALLOONS	JUMBO-A, ALT-A, SUBPRIME FIXED RATE, ADJUSTABLE RATE, BALLOONS	NO OPTION ARMS OR HELOCs
OCCUPANCY	OWNER OCCUPIED, SECOND HOME, & INVESTOR	OWNER OCCUPIED; LIMITED SECOND HOME & INVESTOR	SECOND HOME & INVESTOR PROPERTIES REVIEWED SELECTIVELY
PROPERTY	SINGLE FAMILY, MULTI-FAMILY (1-4 UNITS), CONDOS	SINGLE FAMILY, MULTI-FAMILY (1-4 UNITS), CONDOS	NO MULTI FAMILY > 4-UNITS; NO FARMS; NO PROPERTIES WITH COMMERCIAL USE; NO LAND LOTS; NO LEASEHOLDS. COOPS AND MANUFACTURED HOMES ON EXCEPTION ONLY
PURPOSE	PURCHASE, CASH-OUT REFINANCES, RATE/TERM REFINANCES	PURCHASE, CASH-OUT REFINANCES, RATE/TERM REFINANCES	NO EXCLUSIONS
FICO SCORES	NO MINIMUM	NO EXCLUSIONS	NO EXCLUSIONS
LTV'S	ALL LTV'S ACCEPTABLE	NO EXCLUSIONS	NO EXCLUSIONS
GEOGRAPHY	NATIONAL	NATIONAL	NO EXCLUSIONS
MORTGAGOR	INDIVIDUAL BORROWERS	INDIVIDUAL BORROWERS	NO EXCLUSIONS
COUPON	ALL RATES	ALL RATES	LOWER RATES REVIEWED SELECTIVELY
BALANCES	BALANCES > $50,000 AND < $729,750	BALANCES > $50,000 AND < $729,750	LOWER BALANCES & HIGHER BALANCES REVIEWED SELECTIVELY
DTI	ALL DTI'S ACCEPTABLE	ALL DTI'S ACCEPTABLE	NO EXCLUSIONS
SERVICING	SERVICING RELEASED ONLY	SERVICING RELEASED ONLY	SERVICING RELEASED ONLY, SERVICING RETAINED ON EXCEPTION ONLY
DELINQUENCY	PERFORMING/SUBPERFORMING ONLY	PERFORMING/SUBPERFORMING ONLY	NO EXCLUSIONS
BANKRUPTCIES	SELECTIVELY REVIEWED	SELECTIVELY REVIEWED	SELECTIVELY REVIEWED
FORECLOSURES	PREVIOUS FORECLOSURES REVIEWED SELECTIVELY	PREVIOUS FORECLOSURES REVIEWED SELECTIVELY	PREVIOUS FORECLOSURES REVIEWED SELECTIVELY
MODIFICATIONS	ACCEPTABLE WITH REVIEW	MINIMUM SEASONING OF AT LEAST 6 MONTHS WITH TIMELY PAYMENTS POST THE MODIFICATION DATE	LOANS WITH DELINQUENCIES AFTER A LOAN MODIFICATION WILL BE REVIEWED SELECTIVELY

A-1

EXHIBIT B

Section 5.3.1 Incentive Management Fee
At the end of each calendar quarter, the following example calculation will be made:
Calculation Period: January 1st, 2013 through March 31st, 2013
Average amount of Equity during the Calculation Period: $100 million
Adjusted Net Income during the Calculation Period: $3,750,000
Hurdle Rate: 12% per annum
Amount required to meet Hurdle Rate: ( $100 million X 12%- ) divided by 4 (quarterly) = $3,000,000
Incentive Fee: Adjusted Net Income -less Hurdle Rate Amount = $750,000 X 35% = $262,500
5.3.2 High Water Mark
Measurement Period = The Measurement Period is the previous 12 calendar months
Average Equity previous calendar year look back period = $100 million
Average Equity during the previous quarter (Calculation Period) = $100 million
Total Adjusted Net Income over the preceding calendar year = $3 million
Total Adjusted Net Income during the preceding quarter = $5.5 million
High Water Mark for Measurement Period = 5.00% annual rate X $100 million average Equity invested = $5 million
High Water Mark shortfall = $5 million less $3 million = $2 million shortfall
Adjusted Net Income for Calculation Period- = $5.5 million less $2 million = $3.5 million
Hurdle Rate: 12% per annum
Amount Required to meet Hurdle Rate: ( $100 million X 12% ) divided by 4 (quarterly) = $3.0 million
Adjusted Net Income less Hurdle return = $3.5 million less $3.0 million = $500,000
Incentive Fee = $500,000 X 35% Manager Split = $175,000

B-1

EXHIBIT C
64065.000001 EMF_US 43110248v1

#	Report Name	Delivery Time Period
1	Monthly warehouse schedules showing end of month interest bearing UPB by loan	5th business day after month end
2	Monthly collections detail	5th business day after month end
3	Monthly roll forward of interest bearing UPB	5th business day after month end
4	Monthly detail of loan modifications	5th business day after month end
5	All signed borrower modification documents	5th business day after month end
6	Schedule showing all new REOs	5th business day after month end
7	All REO documents that have been received from foreclosure attorneys	5th business day after month end
8	Month end corp advance roll forward that rolls with reconciling items classified	5th business day after month end
9	Month end escrow roll forward that rolls with reconciling items classified	2 weeks after month end
10	Monthly ending add-on balance detail that ties back to monthly Headlands trial balance without reconciling items	2 weeks after month end
11	Monthly ending deferred balance detail that ties back to monthly Headlands trial balance without reconciling items	2 weeks after month end

12	Monthly NYBidTapeReport file showing loan population and details at month end	1 Day after month end
13	Monthly entity level trial balances, discount amortization reports, and transaction journals.	3 weeks after month end
14	Purchase price allocation	Within 10 days of purchase, no later than 5th business day after month end
15	Reimbursable expenses at month end in excel (including breakout of expenses to be capitalized by loan, and those to be expensed as incurred)	5th business day after quarter end

C-1